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                                                                   EXHIBIT 99(h)

                          SUBSCRIPTION AGENT AGREEMENT

                              _______________, 200_


American Stock Transfer & Trust Company
59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, The Alpine Group, Inc. (the "Company"), hereby confirms its arrangements with you as follows:

1. RIGHTS OFFERING - The Company is offering (the "Rights Offering") to the holders of shares of its Common Stock, par value $0.10 per share ("Common Stock"), on ____________, 200_ (the "Record Date"), the right ("Rights") to subscribe for Units ("Units"), each Unit consisting of one share of Series A Cumulative Convertible Preferred Stock, par value $1.00 per share. Rights shall cease to be exercisable at 5:00 p.m., New York City time, on _______________, 200_ or such later date of which the Company notifies you orally and confirms in writing (the "Expiration Date"). One Right is being issued for each 500 shares of Common Stock held on the Record Date. One Right and payment in full of the subscription price of $380.00 (the "Subscription Price") are required to subscribe for one Unit. Rights are evidenced by non-transferable subscription certificates ("Subscription Certificates"). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated _______________, 200_ (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2. APPOINTMENT OF SUBSCRIPTION AGENT - You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3. DELIVERY OF DOCUMENTS - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

     (a) a copy of the Prospectus;

     (b) the form of Subscription Certificate (with instructions);

     (c) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering;

     (d) Notice of Guaranteed Delivery; and

     (e) Such other documents provided to you by the Company as may be necessary or appropriate in connection with the Rights Offering.

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     As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus, such other documents provided to you by the Company and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled, provided that no fractional Rights shall be issued. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.   SUBSCRIPTION PROCEDURE -

     (a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate, and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money ORDER payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date mail to the subscriber's registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for and furnish a list of all such information to the Company.

     (b) Funds received by you shall be held by you in a segregated account. Upon mailing certificates representing the securities, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Units sold in the Rights Offering.

5. NON-TRANSFERABILITY OF RIGHTS - Rights are non-transferable and there shall be no subdivision or transfers of Subscription Certificates.

6. DEFECTIVE EXERCISE OF RIGHTS; LOST SUBSCRIPTION CERTIFICATES - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company's Common Stock.

7. GUARANTEED DELIVERY - If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the Units being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the

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     Subscription Certificate held by such exercising subscriber, the number of
     Units being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three NASDAQ National Market ("NNM") trading days following the Expiration Date, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three NNM trading days following the Expiration Date you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8. DELIVERY - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9. REPORTS - You shall notify the Company by telephone on or before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NNM trading days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first NNM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth NNM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

10. FUTURE INSTRUCTIONS - With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company: K. Mitchell Posner or Stewart H. Wahrsager.

11. PAYMENT OF EXPENSES - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $7,500 plus your reasonable out-of-pocket expenses.

12. COUNSEL - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered OR omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

13. INDEMNIFICATION - The Company covenants and agrees to indemnify and hold you

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     harmless against any costs, reasonable expenses (including reasonable fees of legal counsel), losses or damages, which are paid, incurred or suffered by you or to which you become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages paid, incurred or suffered by you as a result of, or arising from or out of, your own negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with the performance of your duties as Subscription Agent hereunder.

14. NOTICES - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows


     (a) If to the Company, to:

         The Alpine Group, Inc.
         One Meadowlands Plaza
         East Rutherford, New Jersey 07073
         Attention: Stewart H. Wahrsager, Esq.
         Telephone: (201) 549-4400
         Telecopy: (201) 549-4428

     (b) If to you, to:

         American Stock Transfer & Trust Company
         59 Maiden Lane
         New York, N.Y. 10038
         Attention: George Karfunkel
         Telephone: (718) 921-8200
         Telecopy: (718) 236-4588

15. RIGHTS OFFERING CONTROLLING - In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arises, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

16 SEVERABILITY - If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between us to the full extent permitted by applicable law.

17. GOVERNING LAW; BINDING EFFECT - This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto; provided that this Agreement may not be

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     assigned by any party without the prior written consent of the other party.

18 AMENDMENT; COUNTERPARTS - No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

     Please acknowledge receipt of this Agreement and the documents referred to in paragraph 3 hereof and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and the terms and conditions herein provided shall constitute a binding agreement between us.

                              Very truly yours,

                              The Alpine Group, Inc.

                                   By:------------------------
                                      Name:
                                      Title:


Accepted and Agreed:

AMERICAN STOCK TRANSFER &
  TRUST COMPANY
As Subscription Agent

     By:-------------------------
        Name:
        Title:

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